EXHIBIT 10.23
NORTHRIM BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT
DEFERRED COMPENSATION PLAN
Originally Effective as of
February 1, 2002
Amended Effective as of
January 1, 2005

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TABLE OF CONTENTS

1. DEFINITIONS	2

2. ELIGIBILITY AND PARTICIPATION	3
(a) REQUIREMENTS	3
(b) REEMPLOYMENT	3

3. CONTRIBUTIONS AND BENEFITS	3

(a) CONTRIBUTIONS	3
(b) INTENT	3
(c) DEFINED CONTRIBUTION	3
(d) SUBJECT TO CLAIMS	3

4. ALLOCATION OF FUNDS	4

(a) PRE-2005 GRANDFATHERED ACCOUNT	4
(b) SEPARATE PARTICIPANT ACCOUNTS	4
(c) DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS	4
(d) POST-2004 ACCOUNTS	4

5. DISTRIBUTION OF BENEFITS	4

(a) PRE-2005 GRANDFATHERED ACCOUNT	4
(b) RETIREMENT OF EMPLOYEE	4
(c) DISABILITY OF THE PARTICIPANT	4
(d) DISTRIBUTIONS ON DEATH	5
(e) POST-2004 ACCOUNT	5
(f) DISTRIBUTIONS FOR UNFORESEEABLE EMERGENCY	6
(g) CHANGE IN CONTROL	6
(h) METHOD OF PAYMENT	7
(i) TERMINATION	7
(j) INCOME TAXES ON DISTRIBUTIONS	7

6. BENEFICIARIES; EMPLOYEE DATA	7

7. ADMINISTRATION	8
(a) ADMINISTRATIVE AUTHORITY	8
(b) PAYMENT OF FEES, EXPENSES AND TAXES	8
(c) CLAIMS PROCEDURE	8

8. AMENDMENT	9
(a) RIGHT TO AMEND	9
(b) AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN	9

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9. MISCELLANEOUS.	9
(a) LIMITATIONS ON LIABILITY OF EMPLOYER	9
(b) CONSTRUCTION	9
(c) SPENDTHRIFT PROVISION	10

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NORTHRIM BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT
DEFERRED COMPENSATION PLAN
Originally Effective as of
February 1, 2002
Amended Effective as of
January 1, 2005
RECITALS:
     A. This Northrim Bank Supplemental Executive Retirement Deferred Compensation Plan (the Plan) is adopted by Northrim Bank (the Employer) for a limited number of its executive employees.
     B. It is the desire of the Northrim Bank (the Employer) to provide to certain executive employees (the Employees) a supplemental executive retirement fund so that upon certain conditions, there will be funds available to them on their respective retirement.
     C. This NORTHRIM SUPPLEMENTAL RETIREMENT DEFERRED COMPENSATION PLAN (the Plan) is adopted by the Northrim Bank (the Employer) for such Employees to provide termination of employment and related retirement benefits taxable pursuant to I.R.C. § 451.
     D. It is anticipated that once this Plan is approved, contributions will be made to the Participant Accounts(s) for their respective benefit.
     E. The Plan is intended to be an unfunded defined contribution non-qualified deferred compensation plan maintained by the Employer for the sole benefit of executive employees for the purpose of providing for retirement or deferred compensation benefits. All Participants are considered by the Employer to be in the upper level of “management.”
     F. The Plan is intended to be a top-hat plan [a/k/a “supplemental executive retirement plan], i.e., an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees, under Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (ERISA). All provisions of this Plan shall be interpreted consistent with that intent.
     G. It is the intent of the Employer and the Participant’s, that until distributed, a Participant’s Accounts shall at all times remain unfunded and unvested, and subject to the general creditors of the Employer.
     Accordingly, the following Plan is adopted.

     1. DEFINITIONS.
          (a) BENEFICIARY means any person or person designated in accordance with the provisions of Section 6 of the Plan.
          (b) CODE or IRC shall mean the Internal Revenue Code of 1986 and the regulations there under, as amended from time to time.
          (c) EFFECTIVE DATE of this amended and restated plan is January 1, 2005. The Plan’s original Effective Date was February 1, 2002.
          (d) EMPLOYER means Northrim Bank, an Alaska corporation and its successors and assigns or any other corporation or business organization that assumes the Employer’s obligations hereunder.
          (e) NORMAL RETIREMENT AGE shall mean the age referenced in Section 3 below.
          (f) PARTICIPANT means any Employee so designated in accordance with the provisions of Section II who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.
          (g) PARTICIPANT ACCOUNT or ACCOUNTS shall mean then current balances (as adjusted pursuant to the terms of this Plan) of the funds that are set aside by the Employer for the Participant pursuant to the Plan, and shall include contribution credits and deemed income, gains, and losses (to the extent realized as determined by the Employer, in its discretion) and credited thereto. The Employer will use key man variable life insurance policies on each Participant to determine the Participant’s Account. The death benefit and cash value of the policies remain the property of the bank until distributed under the provisions of this Plan. A Participant’s or Beneficiary’s Accounts shall be determined as of the date of reference.
          (h) PLAN means this Northrim Bank Supplemental Executive Retirement Deferred Compensation Plan, as amended from time to time.
          (i) UNFORSEEABLE EMERGENCY means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in IRC § 152(a)), the loss of the Participant’s property due to casualty, or other similar extraordinary and unforseeable circumstances, arising as a result of events beyond a Participant’s control. Whether circumstances constitute such an unforseeable emergency depends on the facts of each case as determined by the Compensation Committee in its discretion. Payment may not be made if the unforseeable emergency may be relieved:
               (i) Through reimbursement or compensation by insurance or otherwise; or
               (ii) By liquidation of the Participant’s assets, to the extent that liquidation itself would not cause severe financial hardship.

     The definition provided in this Section 1(i) also applies to former Participants who incur an unforeseeable emergency and who still have an Account balance. If a Participant obtains a payment, upon an unforeseeable emergency, the Participant’s deferral election under this Plan shall terminate.
     2. ELIGIBILITY AND PARTICIPATION.
          (a) REQUIREMENTSThe following conditions must be met before an Employee may participate in the Plan:
               (i) An Employee must be at all times a member of a select group of executive management or highly compensated employees.
               (ii) Participation in the Plan is contingent on the Employer determining that it wants to extend benefits under the Plan to the Employee; such determination shall be at all times in the sole and absolute discretion of the Employer.
               (iii) The Employee must elect to participate in the Plan as a Participant.
          (b) REEMPLOYMENTIf a Participant whose employment with the Employer is terminated is subsequently reemployed, he or she may become a Participant in the Plan only in accordance the provisions of Section 2(a), above.
     3. CONTRIBUTIONS AND BENEFITS.
          (a) CONTRIBUTIONS Each year, the Employer shall contribute to each Participant’s Accounts the following amounts:

Participant	Normal Retirement Age	Annual Contribution
R. Marc Langland	70	$92,511
Christopher N. Knudson	60	$54,225
Victor P. Mollozzi	60	$45,000
Joseph M. Schierhorn	60	$45,000
Robert L. Shake	60	$45,000
Joseph M. Beedle	60	$89,527
          (b) INTENT The funds contributed to the Participant’s Accounts are for the purpose of providing the Participant a source of funds for future retirement. The funds are being set aside not as part of his current or past compensation, but rather as an excess supplemental executive employee retirement benefit to be paid to the Participant at some time in the future as further provided within this Plan.
          (c) DEFINED CONTRIBUTION The contribution of the funds to the Participant’s Accounts are intended to be a defined contribution and not provide a defined benefit.
          (d) SUBJECT TO CLAIMS Until distributed, a Participant’s Accounts shall at all times remain subject to the general creditors of the Employer.

     4. ALLOCATION OF FUNDS.
          (a) PRE-2005 GRANDFATHERED ACCOUNT Employer contributions shall be credited to a Participant’s respective Accounts in accordance with this Section. Pre-2005 contributions shall be credited to a Pre-2005 Grandfathered Account, and Post-2004 contributions shall be credited to a Post-2004 Account. The total of the Participant’s respective Accounts will be adjusted from time to time to reflect (i) distributions; (ii) the performance of the investments; (iii) credited or debited with the increase or decrease in the realized net asset value or credited interest, as applicable, from the designated investments, if any.
          (b) SEPARATE PARTICIPANT ACCOUNTS The Employer shall establish and maintain separate Participant Accounts for each Participant.
          (c) DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS Subject to such limitations as may from time to time be required by the Plan, the Employer or applicable law, the Participant may direct the Employer in writing as to how the funds held in the Participants Accounts are to be invested from time to time. When such written directions are given, the Employer may invest the funds accordingly, but is not so required.
          (d) POST-2004 ACCOUNTS Post-2004 Accounts are intended to comply, and provisions concerning the administration of such Accounts shall be construed in a manner consistent with the provisions of Code Section 409A, including any rule or regulation promulgated thereunder. The provisions governing the administration of Post-2004 Accounts shall not be deemed applicable to Pre-2005 Grandfathered Accounts or to constitute a material modification with respect to these “grandfathered” accounts. In the event that any provision of this Plan would cause an amount hereunder to be subject to tax under the Code prior to the time such amount is paid to a Participant, such provision shall, without the necessity of further action by the Committee, be deemed null and void.
     5. DISTRIBUTION OF BENEFITS.
          (a) PRE-2005 GRANDFATHERED ACCOUNT The Participant’s Pre-2005 Grandfathered Account shall not be distributed until the occurrence of such condition specifically provided below, and each of which shall be construed as a condition precedent to any distribution being required under the terms of this Plan.
          (b) RETIREMENT OF EMPLOYEE For Pre-2005 Grandfathered Accounts, the balance of a Participant’s Accounts shall be distributed to the Participant (or his designated Beneficiary upon the occurrence of both of the following: (i) the Employee’s written notice of retirement or termination of employment; and, (ii) the Employee attaining the Normal Age of Retirement. At the election of the Participant, in lieu of receiving the remaining balance of the Participant’s Accounts, the Participant may receive the insurance policy held by the Employer for the Participant’s Accounts, net of a distribution of cash value sufficient to pay the taxes on the receipt of the policy. Such distribution shall occur unless otherwise agreed to in writing by the Employer and the Participant.
          (c) DISABILITY OF THE PARTICIPANT If a Participant becomes disabled, the Employer will distribute the Participant’s Accounts. “Disability” means the Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer.
     For Pre-2005 Grandfathered Accounts, distribution upon disability shall occur unless otherwise agreed to in writing by the Employer and the Participant.
          (d) DISTRIBUTIONS ON DEATH Upon the death of the Participant, a death benefit shall be paid by the Employer to the Participant’s Beneficiary(-ies). The death benefit shall be equal to the greater of the face amount of the insurance policy shown below or the cash value of the Participant’s Account.

Participant	Death Benefit
R. Marc Langland	$500,000
Christopher N. Knudson	$630,000
Victor P. Mollozzi	$500,000
Joseph M. Schierhorn	$500,000
Robert L. Shake	$500,000
Joseph M. Beedle	$500,000
          (e) POST-2004 ACCOUNT A Participant’s Post-2004 Account shall be 100% vested and non-forfeitable at all times and shall become payable to the Participant on a specified date or the date he ceases to be a Participant.
     All Participants must elect no later than December 31, 2007, to receive their Post-2004 Account at a future specified date in a lump sum or in annual installments not to exceed ten (10) years.
     New Participants after December 31, 2007, must elect at the time they become a Participant to receive their Post-2004 Account at a future specified date in a lump sum or annual installments not to exceed ten (10) years. If the Participant elects a lump sum the Participant may receive the insurance policy held by the Employer for the Participant’s Accounts, net of a distribution of cash value sufficient to pay the taxes on the receipt of the policy.
     A Participant may later elect at least twelve (12) months prior to the date on which the Participant’s distribution for his Post-2004 Account would otherwise commence to change the specified future distribution date on which payments were scheduled to begin, provided that the new specified future distribution date is a date that is at least five (5) years later than the Participant’s original commencement date for distribution of his Post-2004 Account.
     If a Participant is a Key Employee as of the date on which he or she ceases to be employed by the Company (or as of such other date as may be prescribed under Code Section 409A), then in no event shall such Participant’s first payment date be less than six (6) months after the date of such Participant’s cessation of employment. For this purpose a “Key Employee” shall be an employee described in Code Section 416(i), as may be modified by Code Section 409A.
          (f) DISTRIBUTIONS FOR UNFORESEEABLE EMERGENCY.
               (i) In the event of an Unforeseeable Emergency of the Participant, the Participant may apply in writing to the Compensation Committee for the distribution of all or any part of the Participant’s Accounts. The Participant shall set forth the hardship.
               (ii) The Compensation Committee shall consider the circumstances of the request and the best interests of the Participant and his family and shall have the right, in its sole discretion, if applicable, to allow such distribution, or, if applicable, to direct a distribution of part of the amount requested, or to refuse to allow any distribution.
               (iii) Upon a finding of Unforeseeable Emergency, the Employer shall make the appropriate distribution to the Participant from the Participant’s Accounts. In no event shall the aggregate amount of the distribution exceed either the full value of the Participant’s Accounts or the amount determined by the Employer to be necessary to alleviate the Participant’s Unforeseeable Emergency (which Unforeseeable Emergency may be considered to include any taxes due because of the distribution occurring because of this Section), and that it is not reasonable available from other resources of the Participant.
               (iv) A hardship distribution shall be made only with the written consent of the Employer’s board of director’s compensation committee.
          (g) CHANGE IN CONTROL Unless otherwise agreed to in writing by the Employer and the Participant, if there is a change in the control of the Employer, then the entire remaining balance of that Participant’s Accounts shall be distributed to the Participant. For purposes of this Section, a “change of control” shall occur when: any one person, or more than one person acting as a group, acquires ownership of stock of the Employer, that together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation. However, if that person or group already owns more than 50% of the total fair market value or total voting power of the stock of the Employer, the acquisition of additional stock by the same person or group is not considered a Change in Control. Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Employer.
     “Change in Control” also means the date that any unrelated person or group acquires more than the 50% of the assets of the Employer that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition. Gross fair market value means the value of the assets of the Employer, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Whether a person or group is unrelated to the Employer is determined in accordance with Code Section 409A and applicable IRS guidance.

     The Employer shall determine whether a change in control has occurred.
          (h) METHOD OF PAYMENT Unless otherwise agreed to in writing by the Employer and the Participant, all distributions from the Participant’s Accounts shall be made in cash or by a transfer of funds from the Employer to or for the benefit of the Participant, as so directed by the Participant. Any payment due hereunder that is not paid out of the Participant’s Accounts shall be by the Employer from its general assets.
          (i) TERMINATION After all funds held in the Participant Accounts have been distributed pursuant to the above, the interest of the Participant in the Plan shall terminate.
          (j) INCOME TAXES ON DISTRIBUTIONS The Participant shall be solely responsible for the payment of all applicable federal and state income related taxes on amounts distributed to him. At the election of the Participant, the taxes maybe withheld by the Employer at the time of distribution.
     6. BENEFICIARIES; EMPLOYEE DATA The Participant may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant filing a new designation. Each designation will revoke all prior designations by the Employee, and shall be in a form prescribed by the Employer, and will be effective only when filed in writing with the Employer during the Employee’s lifetime. The written designation may take a form similar to attached Exhibit “A.”
          (a) In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Employee, the Employer shall pay any such benefit payment to the Employee’s spouse, if then living, but, if none, then to the Employee’s estate.
          (b) In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively on information supplied by the Employee’s personal representative or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Employer, in its sole discretion, may distribute such payment to the Employee’s estate or may take such other action as the Employer deems to be appropriate.

     7. ADMINISTRATION.
          (a) ADMINISTRATIVE AUTHORITY. Except as otherwise specifically provided herein, the Employer board of director’s compensation committee shall have the sole responsibility for and the sole control of the operation and administration of this Plan and shall have the power and authority to take all action and to make all decisions and interpretations that may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, and responsibility to:
               (i) Resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of the Employee and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Plan.
               (ii) Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.
               (iii) The Employer may authorize one or more persons to execute any certificate or document on behalf of the Employer, in which event any person notified by the Employer of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Employer until such third person shall have been notified of the revocation of such authority.
          (b) PAYMENT OF FEES, EXPENSES AND TAXES.
               (i) All income taxes generated from a distribution to the Employee (or Beneficiaries), shall be paid either out of the Participant’s Accounts or directly by the Employee-Participant. All income taxes generated as a result of accumulated but not distributed income, if any, shall be paid by the Employer out of its own funds.
               (ii) All other expenses incurred in the administration and operation of the Plan shall be paid by the Employer out of its own funds.
          (c) CLAIMS PROCEDURE Any person claiming a benefit under the Plan (a Claimant) shall present the claim, in writing, to the Employer, and the Employer shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the claimant:
               (i) The specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based; and,
               (ii) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary.

     8. AMENDMENT.
          (a) RIGHT TO AMEND The Employer, by written instrument executed by the Employer, shall have the right to amend the Plan at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided however, that no such amendment shall deprive a Participant or a Beneficiary of a right provided under the terms of this Plan or the Participant’s Accounts.
          (b) AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN Notwithstanding the above, the Plan may be amended by the Employer at any time, retroactively if required, if found necessary, in the opinion of the Employer, in order to ensure that the Plan is characterized as a top-hat plan of deferred compensation maintained for a single member of management or highly compensated employee as described under ERISA Sections 201(2), 301 (a)(3), and 401 (a)(1) and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of an Employee or a Beneficiary hereunder.
     Notwithstanding the foregoing, any termination of the Plan by the Committee shall be subject to the provisions of Code Section 409A and applicable regulations regarding restrictions on the Board’s right to terminate the Plan and to distribute Post-2004 Accounts.
     9. MISCELLANEOUS.
          (a) LIMITATIONS ON LIABILITY OF EMPLOYER Neither the establishment of the Plan or any modification thereof, nor the creation of any Accounts under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any other employee or any other person any legal or equitable right against the Employer or any officer thereof, except as provided by law or by any specific Plan provision. The Employer does not in anyway guarantee any Employee’s Accounts from loss, depreciation or decline in value, whether caused by poor investment performance of a deemed investment or the inability to realize upon an investment due to an insolvency affecting an investment vehicle or any other reason. In no event shall the Employer, any employee, officer, or director of the Employer, be liable to any person on Accounts of any claim arising by reason of the Plan or of any instrument or instruments implementing its provisions, or for the failure of the Employee, Beneficiary, or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution hereunder.
          (b) CONSTRUCTION If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. The laws of the State of Alaska shall govern control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give any Employee the right to be retained in the service of the Employer nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued hereunder.

               (i) The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded non-qualified deferred compensation plan, and no provision of the Plan shall be interpreted so as to give the Employee-Participant any right in any assets held pursuant to this Plan which right is greater than the rights of a general unsecured creditor of the Employer.
          (c) SPENDTHRIFT PROVISIONNo amount payable to the Employee or a Beneficiary under the Plan will, except as otherwise specifically provided by law, shall be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled thereto. Further, the withholding of taxes from Plan benefit payments; the recovery under the Plan of overpayments of benefits previously made to a Employee or Beneficiary, if applicable, the transfer of benefit rights from the Plan to another plan, or the direct deposit of benefit payments to an Accounts in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.
               (i) In the event that any Employee’s or Beneficiary’s benefits hereunder are garnished or attached by order of any court, the Employer may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, any benefits that become payable shall be held as credits to the Employee’s or Beneficiary’s Accounts or, if the Employer prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.
     This Amended Supplemental Executive Retirement Deferred Compensation Plan has been duly executed by the Company’s authorized representative this 2nd day of August, 2007, to be effective as of January 1, 2005.

WITNESS	NORTHRIM BANK

/s/ Gerri Tokar-Hines	By:	/s/ Ronald A. Davis

Print Name: Gerri Tokar-Hines	Its:	Ronald A. Davis Chairman of the Compensation Committee